Exhibit 99.1

FEBRUARY 20, 2025 / 2:00PM, FCN.N - Q4 2024 FTI Consulting Inc Earnings Call

CORPORATE PARTICIPANTS

Mollie Hawkes FTI Consulting Inc - Vice President, Investor Relations & Communications

Steven Gunby FTI Consulting Inc - President, Chief Executive Officer, Director

Ajay Sabherwal FTI Consulting Inc - Chief Financial Officer

CONFERENCE CALL PARTICIPANTS

Andrew Nicholas William Blair - Analyst

Tobey Sommer Truist Securities - Analyst

James Yaro Goldman Sachs - Analyst

PRESENTATION

Operator

Welcome to the FTI Consulting fourth quarter and full-year 2024 earnings conference call.

(Operator Instructions)

Please note this event is being recorded.

I would now like to turn the conference over to Ms. Mollie Hawkes, Head of Investor Relations. Please go ahead, ma’am.

Mollie Hawkes - FTI Consulting Inc - Vice President, Investor Relations & Communications

Good morning. Welcome to the FTI Consulting conference call to discuss the company’s fourth quarter and full-year 2024 earnings results. As reported this morning, management will begin with formal remarks after which they will take your questions. Before we begin, I would like to thank everyone on this conference call. Forward looking statements within the meaning of Section 27 A. of the Securities Act of 1933 and Section 21 of the Securities Exchange Act of 1934.

That all statements include statements concerning plans, initiative, projection, prospect, policy, processes, and practices, objectives, goal, commitments, strategy, future events, future revenues, future results, and performance, future capital allocation and expenditure, expectations or intentions relating to acquisitions, share repurchase and other matters, business, new or changes to laws and regulations, scientific for technical developments and other information or other matters that are non-historical, including statements regarding estimates of our future financial results and other matters.

Procession of risks and other factors that may cause actual results or events to differ from those contemplated by forward-looking statements. Investors should review the Safe Harbor statement in our earnings press release issued this morning, a copy of which is available on our website at www.fticonsulting,com, as well as other disclosures under the heading of risk factors and forward-looking Information in our quarterly report on our annual report on Form 10-K for the year ended December 31, 2024 and other brands with the SEC. Investors are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of their earnings calls and will not be updated.

During the call, we will discuss certain non-GAAP financial measures such as total segment operating income, adjusted EBITDA, total adjusted segment EBITDA, adjusted earnings per diluted share, adjusted net income, adjusted EBITDA margin, and free cash flow. For a discussion of these other non-GAAP financial measures as well as are reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures, investors should review the press release and the accompanying financial tables that we issued this morning, which includes the reconciliations.

FEBRUARY 20, 2025 / 2:00PM, FCN.N - Q4 2024 FTI Consulting Inc Earnings Call

Lastly, there are two items that have been posted to investor relations section of our website for your reference. It is include our quarterly earnings presentation and Excel and PDF of our historical financial and operating data, which has been updated to include our fourth quarter and full-year 2024 results. Of note, during today’s prepared remarks, management will not speak directly to the quarterly earnings presentation posted to the investor relations section of our website. To ensure our disposals are consistent, these slides provide the similar details as they have historically, and as I said, are available on the Investor Relations section of our website.

With these formularies away, I’m joined today by Steve Gunby, our President and Chief Executive Officer and Ajay Sabherwal, our Chief Financial Officer. At this time, I’ll turn the call over to our President and Chief Executive Officer, Steve Gunby.

Steven Gunby - FTI Consulting Inc - President, Chief Executive Officer, Director

Thank you, Mollie. Welcome, everyone, and thank you all for joining us today. I’m sure many of you have already seen some of the results we reported this morning. What I’d like to do is start by sharing some perspective on 2024, which was a year with some terrific elements. It was also a year particularly towards the second half of the year where we have some shortfalls versus our expectations. And then I’d like to spend the bulk of the time on 2025, a year where I would say we are probably facing a serious headwinds as we have had in a while.

And in that connection, I tried to communicate both once we see the potential headwinds are an important transition to share a sense of the potential magnitude of the headwinds, because together, they are creating about a serious challenge for the P&L for a year as we’ve seen in awhile. So I will spend a fair amount of time on the potential challenges for 2025.

But I will also, with your permission, take a moment to close the session by reviewing something fundamental, something important, which is that the success of this company over the last 10 years has never been about optimizing a given quarter or even optimizing the year. What has driven our success has been continually focusing on building a stronger business business, ever more able to deliver for our clients and ever more attractive for great professionals to be part of it. As a result, delivering a multiyear trajectory of growth.

At the end of the talk this morning, I will reiterate, though, I am somewhat sober about the headwinds we’re facing in front of us for 2025, I do remain incredibly bullish about the company about the multiyear trajectory the company has been on a multiyear trajectory that I believe we will continue to be.

All right. Let me start with 2024. As I think one of you know, we have a terrific first half of the year. Revenues, you may recall, were up 12% and EPS grew 48% compared to the first half of 2023. Now some of that strong performance in the first half was because we are cycling a slow first half of 2023 quarters, but it is also somewhat because of what we did because I think in many other firms did not report anywhere near as good results in that period.

Our teams were big jobs in the marketplace. And some of the bets we’ve made in prior years came to fruition at this time. And those results were notwithstanding the fact that we continue to attract during the year and invest in great talent, which always has cost us some money in the first year. Let me turn to the second half of the year.

We always expected that year on year growth would be slower, mainly because we knew we were cycling a much stronger second half of 2023. But the sales we actually got in the second half of 2024 turned out to be even a bit slower than we expected.

Last quarter, we talked about the fact that we only had revenue growth of 3.7% year on year, which is the slowest growth we have seen in a while this quarter. We were actually down year on year and down sequentially. Now I think most of us on this call know that our multiyear growth, the performance of this company over time has never been a straight line up and we never expected to be.

However, I did want to point out that we did expect the business to be a bit better in the second half. We knew was going to be slow and it actually turned out to be worse. That’s somewhat improve and for explaining 2024 results, but it’s also important because it presents the revenue trajectory that is carrying into 2025 as a headwind.

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So I will turn to 2025 in a minute. But before I get to 2025 months, I’m trying to some of 2024. I’m going to talk about the fact that we were a little disappointed about because of the cumulative second-half effect. But I think it’s appropriate to point out that it was yet another year of record revenues. With a 10 year in a row — the 10th year in a row of adjusted EPS growth. So look, there’s a lot to be proud for 2024, but it’s also true that relative to our expectations, the second half, we are disappointed. And as a consequence, the year as a whole, but certainly not terrible in fully probably beat our expectations.

With that on ‘24, let me turn to 2025 and some of the headwinds we’re facing. Obviously, the slow growth trajectory as an issue we bring into 2025. But in addition, there are several other important headwinds that I want to make sure we talked to. Probably the most important, which I’ll talk to at some length is that we’re in the process of seeing a number of senior departures in our US competition, part of our compass Lexicon subsidiary, which in turn, as you may remember, as part of our e-com business.

And we currently believe that a number of can create some substantial headwinds, particularly for that subset of the business, but are sufficient magnitude that it will create headwinds for us as a company as a whole this year. The second issue is much more technical issue, which is we happened to be cycling a particularly low tax rate in 2024, which is not technically a headwind, but it does create some tough comparisons year on year. So it’s akin to a headwind.

And then not really at all a headwind, in fact, a very good thing, but a headwind in the near-term financials and the fact that we continue to see great opportunities, terrific opportunities to attract and invest in people on the phone is continuing to ring off the hook for people who want to join us. And as we’ve always done, we are committed to make — to take advantage of those opportunities when we see them, notwithstanding the near-term financial pressures we may feel.

So let me talk about those a little bit more depth so you can get a sense of magnitude. In terms of revenue slowdown, as Ajay talked about in October, we did see the revenue momentum slowing in the third quarter, and we thought that the slowdown might persist. And it has and in fact, it worsened year-on-year and to the fourth quarter. It is hard to pinpoint one thing that has caused that slowdown, apart from what I mentioned before, that we were cycling out an incredibly strong second half of ‘23.

As, I think, many of you know, we were not alone in seeing slower performance in part of 2024. So some of it appears to be market forces. For example, we had a fourth quarter slowdown in our activity in our M&A-related businesses in Econ and Tech and Corp Fin, where we had a large — a number of large jobs roll off and not as many large jobs start. And we believe that, that was at least in part driven by the US M&A market slowing in the fourth quarter.

And there is, as you probably know, a fair amount of pressure on different economies around the world. For example, in the UK and we believe in that case, some of those pressures on the economy as a whole has affected several of our businesses. So market forces clearly appeared to be one of the factors. But I also think that some things that drove our slowdown in sales were idiosyncratic to us. Like, for example, our strategy business in Corp Fin, which had several large jobs roll off over the first last few quarters, which we haven’t yet replaced.

As we have talked about, the nature of our business, the core nature of our business is that we can always have substantial lumpiness quarter-to-quarter in individual segments and for the company as a whole. And when we’ve had that in the past, it has never been a permanent condition and important. There is no belief today that it is a permanent condition.

We are currently forecasting solid revenue growth for every one of our business segments, except for Econ, which, of course, is because of the headwinds I’ll talk about in the US competition practice. But one of the reasons for our caution is it’s also the case that right now, except for FLCs, the parts of Stratcom, a little pickup in the pause in M&A activity we saw in the fourth quarter in Corp Fin and Tech to date, we haven’t yet seen the major resurgence of our overall revenue trajectory. So I hope that one is clear.

Let me talk to the second headwind, which is clearly idiosyncratic to us, which is in addition to whatever market headwinds there are in Econ, we are in the process of experiencing some dislocation in our Compass Lexecon subsidiary, in particular, with the part of the business that deals with US competition work.

FEBRUARY 20, 2025 / 2:00PM, FCN.N - Q4 2024 FTI Consulting Inc Earnings Call

In that part of the business so far in the first quarter, we’ve had the departures of a number of senior professionals. And we currently believe that quite a number of less tenured people may also depart as well, which together will create a headwind for revenue and profitability as the year goes on and potentially into early ‘26.

So we talked a little bit about how do we dimensionalise this for you, and the problem is it’s very early days. And so we cannot be certain about the exact magnitude of the effects. So one possibility for this call was simply to use the word substantial. We think it could have a substantial effect, and hence, we’re talking about it. I think the problem with that is, as I’m sure many of you know, the word substantial can mean so many different things.

So let me try given — which is hard in the context of it being early days to at least give you some sort of dimensionalising using a historical analogy. When I first started in my first year in that same Compass Lexecon subsidiary 11 years ago, we had a dislocation. It wasn’t the exact same dislocation, but it was a substantial dislocation. A dislocation that handed me in my first year, a $35 million decline in adjusted EBITDA in that segment. So I want to say, even though we don’t know the exact numbers here, it could be in the order of that same magnitude as this unfolds.

Now just to be a little redundant, the issue with that sort of dimensionalising is we are very much at the early stages. We don’t know exactly how many senior departures we will have, how many junior people will end up leaving. More important, how many great people will see this as a great opportunity to join our firm. So it’s hard to estimate the exact effect, but what we wanted to do is to communicate here that we do not expect the effect to be trivial.

I’m going to take a risk here, as my General Counsel is going to stare at me and my comments and maybe ad-lib a couple of comments. I’d tell you 11 years ago, when I got handed a $35 million hit, which nobody had told me about when I was interviewing, it hit. But it hit also because the business at that time was a business that had no growth engines. There wasn’t a single business that had been growing in the past few years. We had not extended overseas. We didn’t have the leadership team that we had today. We didn’t have the quality, the vast quality of people and the hunger and the drive and the energy and the conviction that characterizes this company today. I think we are less than half the current size. So that really hit me.

Today, this is not something I like to report. It’s not like something I like to forecast. It’s not something I’d like to talk about. We have to talk about because it’s significant enough that we should disclose it to you. But we are nowhere near in that situation. This company is a vibrant growth engine, and it’s a pain. And some of the circumstances around it are a pain, and that has led to us having a lawsuit around some of the circumstances around it. us settling a lawsuit around the circumstances around it. But the company is in a fundamentally better shape. And so we will get through it. It is just something that we thought we should disclose to you.

The other point I want to describe and is that, yes, this hits that business. It is a fabulous business. FTI’s Econ practices under the Compass Lexeconbrand and the FTI brand together constitute the leading group of economists around the world, the best group of economists around the world today and even after these departures.

Even after these departures, I believe we would still have the single most powerful, vibrant, respected economic consulting firm with the best collective group of practitioners in the world. So our point is not that this business is going away. It’s a great business. It will still be a great business, but we can’t ignore the fact that it will have an effect on this business and is big enough to have an effect on the company. So we thought we’d spend a little bit of time describing that. I hope that is clear.

The third issue is a much simpler and more technical point, which Ajay will turn to, which is we had a particularly low tax rate in 2024, which was largely due to nonrecurring factors, and we will be cycling that. I mean that’s the sort of stuff that happens from year-on-year, but we should point it out.

The fourth headwind, as mentioned before, is not really a headwind at all, but really a terrific thing that represents a headwind in terms of near-term financial results, which is that we continue to get tremendous level of interest from top talent. And we, of course, are continuing our multiyear commitment to take advantage of those opportunities to build the businesses as those people come available.

FEBRUARY 20, 2025 / 2:00PM, FCN.N - Q4 2024 FTI Consulting Inc Earnings Call

As you know, we do have a responsibility to be disciplined. In that light, we took some significant corrective action last quarter and this quarter in areas of sustained low utilization. That discipline is essential. But we now have a management team, an aligned group of people that realize that while being disciplined is essential, that the key driver of our powerful multiyear success has been the commitment through that discipline to find great people, to invest in them, to attract them, to support them as they build businesses independent of any current potential P&L stress. So we have a team that is going to continue to do it even if it does have some initial P&L cost.

So what does that all add up to? Ajay will talk about it in more depth and more quantitatively. Conceptually, it adds up to more headwinds for this year than we’ve typically had, more than we’ve seen in a while. As a consequence, our guidance for this year is not up as much as we typically have. It’s more muted. So it’s not likely our current view to be the easiest year we’ve seen.

But before I close, let me see if I can step back from the details of those and all the issues that we wanted to make sure we brought to your attention and maybe offer a little perspective on them. And on the year, which may not be as good as we had in the last few years, but also on the multiyear trajectory we have been on, and we believe we are going to stay on.

At one point, I’m not sure how many of you on this call have been covering us for long enough to remember this. But at one point, I suspect a few of you do remember this. This company was never up more than two years in a row. We’d be up two years and down a year or sometimes up one year and then down a year. We’ve now had a period of 10 years in a row of adjusted EPS growth. And if we hit the midpoint of our guidance, even if our guidance isn’t as bullish as we have been in previous year, if we hit the midpoint of that guidance, it will be 11 years.

Yes, this year may be the toughest year we’ve had in a while. We have market forces against us, some idiosyncratic forces against us. None of those forces challenge the underlying strength of the people in our firm or what they’ve shown or the power of the ways we have shown we can help clients sometimes in the most critical times in their existence. Nothing in those market forces or this year’s idiosyncratic forces challenges the fundamental strength that has driven this company that has allowed us to grow to allow us to become the vibrant growth engine that attracts the sort of people we do. Market forces do, of course, affect us. idiosyncratic forces do affect us.

As we’ve talked about before, market forces come and go and idiosyncratic forces do as well, at least if you manage them right. What we have believed, and I think the data show that, yes, over short periods of time, market forces and idiosyncratic forces can impact us, potentially have a major impact. But I believe the same data also show that if we maintain our focus, we maintain our commitment to do the right things for the business. We have to monitor the market forces. We have to adjust what we do.

But underlying that, we focus on what matters in professional services, the fundamentals, attracting great people, supporting those people, people who have drive to make a difference for the clients, who have drive to mentor and see grow the careers of people behind them. If we do all those things, actually, we still have substantial zig-zags. We just have substantial zig-zags in portions of the business and perhaps overall. But what we’ve also shown is that through those zig-zags over any extended period of time, those zig-zags surround a powerfully upward sloping line for shareholders, for clients and for our people. Some years, they slope up less. Some years, they slope up more.

Over time, we’ve proven that, that commitment delivers a powerfully substantial lineup that reflects the strength of what our teams do for our clients and the excitement and the pride they have in doing so and having other great colleagues join them in those enterprises. We intend to maintain that commitment. And I believe we’ve shown that with that commitment, even if we have some muted results this year or a given quarter, this company has an extraordinarily bright future for you, the shareholder, for our clients. and the great people who join us and stay with us. I and the team look forward to sharing that with you as we go forward.

With that, Ajay, let me turn it over to you.

Ajay Sabherwal - FTI Consulting Inc - Chief Financial Officer

Thank you, Steve. Good morning, everybody. In my prepared remarks, I will take you through our company-wide and segment results and guidance for 2025. And beginning with highlights from our full year 2024 results. Revenues of $3.7 billion increased 6% compared to revenues of $3.49 billion in 2023. GAAP earnings per share of $7.81 compared to $7.71 in the prior year. Adjusted EPS of $7.99 compared to adjusted EPS of $7.71 in the prior year. The difference between our GAAP and adjusted EPS for the year reflects an $8.2 million fourth quarter special charge related to severance and other employee-related costs, which reduced GAAP EPS by $0.18.

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Net income of $280.1 million compared to $274.9 million in 2023. Adjusted EBITDA of $403.7 million or 10.9% of revenues compared to $424.8 million or 12.2% of revenues in 2023. For the year, 6% growth in revenue was not sufficient to offset higher direct costs and SG&A expenses, resulting in an adjusted EBITDA decline compared with full year 2023.

Despite the decline in adjusted EBITDA, net income grew primarily because of a lower tax rate and FX remeasurement gains compared with FX remeasurement losses in the prior year. In 2024, we had a tax rate of 20.2%, which compared with 23.3% in 2023. The decrease was largely due to favorable discrete tax adjustments related to equity compensation.

Conversely, bad debt for the year of 1.4% of revenues was higher than our average bad debt of approximately 0.8% of revenues over the prior five years. The increase was driven in part by a $12.8 million of bad debt in the fourth quarter related to one completed matter in our economic consulting segment. Even netting these items, though, both our full year and fourth quarter 2024 results were below our expectations. Year-over-year revenue growth that was 12.4% in the first half of the year slowed to flat revenues in the second half of the year with a negative growth rate of 3.2% in the fourth quarter.

To better align capacity with demand, we reduced headcount in Q4, resulting in a special charge of $8.2 million related to severance and other employee-related costs. These actions continued after the new year, which will result in an additional estimated special charge of approximately $17 million in Q1.

Now turning to the details of the fourth quarter. Revenues of $894.9 million decreased 3.2% compared to the fourth quarter of 2023. The decrease in revenues was primarily due to lower demand in our corporate finance and restructuring and technology segments, which was partially offset by higher demand in our forensic and litigation consulting, or FLC segment. Worth noting, the fourth quarter of 2023 was an exceptional quarter. a quarter when three of our five segments, corporate finance and restructuring, economic consulting and technology delivered at the time, record quarterly revenues in what is typically our slowest quarter of the year.

In contrast, as Steve said, in Q4 2024, revenue declined both year-over-year and sequentially. Fourth quarter net income of $49.7 million compared to $81.6 million in the fourth quarter of ‘23. GAAP EPS of $1.38 compared to $2.28 in the prior year quarter and included the special charge, which reduced EPS by $0.18. Adjusted EPS of $1.56 compared to $2.28 in the prior year quarter. SG&A of $208.1 million was 23.2% of revenues. This compares to SG&A of $194.6 million or 21% of revenues in the fourth quarter of 2023. The year-over-year increase was primarily due to higher bad debt, outside services and travel and entertainment expenses, which was not sufficiently offset by lower variable compensation.

Fourth quarter 2024 adjusted EBITDA of $73.7 million or 8.2% of revenues compared to $127.4 million or 13.8% of revenues in Q4 of ‘23. Our fourth quarter effective tax rate of 16.9% compared to 20.8% in fourth quarter of ‘23. The lower effective tax rate was primarily due to a higher discrete tax adjustment related to equity compensation and the lower-than-expected pretax income in the quarter.

Weighted average shares outstanding, or WASO, for Q4 of 35.9 million shares compared to 35.8 million shares in the prior year quarter. Billable headcount increased by 283 professionals or 4.5% compared to the prior year quarter, with the largest increases in FLC, technology and corporate finance and restructuring. Non-billable headcount increased by 101 professionals or 6.2%. Sequentially, billable headcount decreased by 26 professionals or 0.4% and non-billable headcount increased by 18 professionals or 1%. The sequential decrease in billable headcount was largely due to headcount actions taken in the fourth quarter, which particularly impacted our corporate finance and restructuring and FLC segments.

Now turning to our performance at the segment level for the fourth quarter. In corporate finance and restructuring, revenues of $335.7 million decreased 8.2% compared to Q4 of ‘23. The decrease in revenues was primarily due to lower demand for transformation and strategy and transaction services. In the fourth quarter, restructuring represented 47% of segment revenues. Transformation and strategy represented 31% of segment revenues and transactions represented 22% of segment revenues.

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This compares to 44% for restructuring, 34% for Transformation and strategy and 22% for transactions in Q4 of ‘23. Adjusted segment EBITDA of $44.7 million or 13.3% of segment revenues compared to $65.4 million or 17.9% of segment revenues in the prior year quarter. The decrease was primarily due to lower revenues, which was partially offset by a decrease in contractor costs and compensation expenses.

Sequentially, corporate finance and restructuring revenues decreased 1.7% as 7% growth in transformation and strategy revenues was offset by a 15% decline in transactions revenues. Restructuring revenues were flat sequentially. Adjusted segment EBITDA decreased $13.2 million sequentially, primarily due to lower revenues, an increase in variable compensation and higher SG&A expenses.

In FLC, fourth quarter revenues of $175.9 million increased 6.3% compared to Q4 of ‘23. Acquisition-related revenues contributed $2.4 million in the quarter. Excluding acquisition-related revenues, the increase in revenues was primarily due to higher demand and realized bill rates for our data and analytics and construction solutions services. Adjusted segment EBITDA of $18 million or 10.2% of segment revenues compared to $19.2 million or 11.6% of segment revenues in the prior year quarter.

The decrease was primarily due to higher compensation, which more than offset the increase in revenues. Sequentially, revenues increased 4.2%, primarily due to higher data and analytics and investigations revenues. Adjusted segment EBITDA decreased by $2 million, primarily due to an increase in variable compensation and higher SG&A expenses, which more than offset the increase in revenues.

Economic consulting’s revenues of $206.1 million were flat compared to Q4 of ‘23 as higher merger and acquisition or M&A-related antitrust revenues were offset by lower international arbitration and non-M&A-related antitrust revenues. Adjusted segment EBITDA of $15.8 million or 7.7% of segment revenues compared to $38.3 million or 18.6% of segment revenues in the prior year quarter.

The decrease was primarily due to higher bad debt, as previously discussed, and an increase in compensation compared to the prior year quarter. Sequentially, economic consulting’s revenues decreased 7.2%, primarily due to lower M&A-related antitrust revenues, which were partially offset by higher financial economics revenues. Adjusted segment EBITDA decreased $19.4 million, primarily due to lower revenues and higher bad debt.

In Technology, revenues of $90.6 million decreased 10.2% compared to Q4 of ‘23. The decrease in revenues was primarily due to lower demand for M&A-related second request services. Adjusted segment EBITDA of $6.6 million or 7.2% of segment revenues compared to $12.4 million or 12.3% of segment revenues in the prior year quarter. The decrease was largely due to lower revenues, which was partially offset by a decrease in SG&A expenses. Sequentially, technology revenues decreased 17.9%, primarily due to lower M&A-related second request and litigation revenues. Adjusted segment EBITDA decreased $9.9 million, primarily due to lower revenues, which were partially offset by a decrease in contractor costs and lower SG&A expenses.

Of note, in the first three quarters of 2024, we saw exceptional M&A-related second request activity in our Technology segment and M&A-related antitrust work in our economic consulting segment. In contrast, in Q4, some of the large jobs that drove record M&A-related revenues in the first nine months of 2024 wound down.

Lastly, strategic communications revenues of $86.6 million were flat as higher demand for financial communications services were offset by lower demand for corporate reputation services. Adjusted segment EBITDA of $13.8 million or 15.9% of segment revenues compared to $15.6 million or 18% of segment revenues in the prior year quarter. This decrease was primarily due to higher SG&A expenses. Sequentially, strategic communications revenues increased 4%, primarily due to higher financial communications revenues. Adjusted segment EBITDA increased $1.7 million, primarily due to higher revenues, which were partially offset by an increase in compensation and SG&A expenses.

I will now discuss certain cash flow and balance sheet items. Net cash provided by operating activities of $395.1 million for the year ended December 31, 2024, compared to $224.5 million for the year ended December 31, 2023. The year-over-year increase in net cash provided by operating activities was primarily due to an increase in cash collections, which was partially offset by an increase in compensation, forgivable loan issuances, operating expenses and income tax payments.

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Cash and cash equivalents and short-term investments of $660.5 million at December 31, 2024, compared to $328.7 million at December 31, 2023. We had no debt outstanding in either period. We generated free cash flow, defined as operating cash flow less capital expenditures of $360.2 million in 2024, which compares to $174.9 million in 2023. During the quarter, we repurchased 51,717 shares at an average price per share of $197.53 for a total cost of $10.2 million. As of December 31, 2024, approximately $450.4 million remained available under our stock repurchase authorization.

Turning to 2025 guidance. We are, as usual, providing guidance for revenues and EPS. We estimate that revenue will range between $3.66 billion and $3.81 billion. We estimate GAAP EPS will range between $7.44 and $8.24. We estimate adjusted EPS will range between $7.80 and $8.60. The estimated $0.36 variance between EPS and adjusted EPS guidance for full year 2025 is because of the estimated special charge in the first quarter of 2025 related to the continued headcount reductions to align staffing with demand. You will notice that the midpoint of our revenue and adjusted EPS guidance reflects growth of 1% and 2.6% year-over-year, respectively.

Our 2025 guidance range is shaped by several considerations. First, as Steve said, though we are entering the year with an overall slow growth trajectory, our guidance is based on an increase in growth in many of our businesses over the course of the year. We expect demand to remain steady for restructuring and to see a pickup in our M&A and transformation and strategy-related businesses. We also assume a pickup in demand for our disputes and investigations-related businesses in FLC. Our expectation is based on matters where we are already engaged, investments we have made in attracting top-level talent and growing dislocation in the world, which is typically a catalyst for our services.

Second, we have taken targeted headcount actions in areas with sustained low utilization, resulting in an approximately 4% reduction in our total headcount from these actions. We expect these actions to result in cost savings of approximately $70 million in 2025. However, we also expect to continue investing in areas where we see exceptional opportunities to hire talent, which typically results in a negative adjusted EBITDA impact at least through the first year after hiring.

Third, for the full year, we expect SG&A expenses to be flat compared with 2024 based on a few key assumptions. We expect bad debt as a percent of revenues of below 1%. And net of settlements, we expect reduced legal expenses. Conversely, we will continue to invest, including in upgrading our HR systems and enhancing our AI capabilities.

Fourth, as Steve discussed, during the first quarter of 2025, we’ve had a number of senior departures in our US competition part of our Compass Lexecon subsidiary in our economic consulting segment, and we currently believe a number of less tenured professionals may also depart.

We expect that the resulting increased competitive pressures may impact our ability to attract and retain clients and will increase compensation costs to retain staff in the segment. While the precise impact of these developments remains uncertain, we expect these factors will result in substantially reduced revenue and erosion of adjusted segment EBITDA margin in economic consulting compared to 2024. Fifth, we expect our effective tax rate for 2025 to be between 23% and 25%.

As I mentioned, our assumptions define a midpoint, and we provide a range of guidance around such midpoint, which I characterize as our current best judgment. Often, we find actual results are outside of such range because ours is largely a fixed cost business in the short term and small variations in revenue may have an outsized impact on earnings.

Before I close, I want to emphasize a few key themes that I believe underscore the attractiveness of our company. First, we have a deep bench of experts that are helping clients navigate through exceptionally volatile times globally.

Second, we are attracting top talent in areas, including transformation and strategy, transactions, risk and investigations, construction solutions and corporate reputation and in geographies such as Australia, Germany, Spain and France. Third, our management team is focused on both growth and utilization. And finally, we have an enviable balance sheet that provides us the flexibility to boost shareholder value through organic growth, share buybacks and acquisitions when we see the right ones.

With that, let’s open the call up for your questions.

FEBRUARY 20, 2025 / 2:00PM, FCN.N - Q4 2024 FTI Consulting Inc Earnings Call

QUESTIONS AND ANSWERS

Operator

(Operator Instructions)

Andrew Nicholas, William Blair.

Andrew Nicholas - William Blair - Analyst

Hi, good morning. Thanks for taking my question. I wanted to start on the economic consulting outlook. Steve, you provided pointed us to the 2014 year as a potential outsized impact or a reference point, I think you said $35 million. I’m just curious in terms of the guidance, is that similar to what you have embedded in the 2025 outlook?

And then relatedly, if you could talk about the potential impact from these actions or current developments on ‘26 and kind of how this could potentially bleed into next year, if at all?

Steven Gunby - FTI Consulting Inc - President, Chief Executive Officer, Director

Yeah. Look, as I said - thanks, Andrew. Look, I think it’s very early days. The reason I use the $35 million number is to give you a dimensionalize because if we had said substantial, sometimes we have accountants, good accountants who think $350,000 is substantial and $3.5 million is substantial and $35 million is substantial. And I just want to give people an order of magnitude of what I thought this could be, and that was the comparability point, and it just happened to be interestingly a comparable number. But there’s a huge amount of uncertainty around this number.

It’s really early stages. And how that number shows up, even if it was close, could be very different ways. We attract a lot of people, it could be in the cost of signing those people. If we lose people, it’s the revenue you drop. And so obviously, we threw that number out and we built in some sort of number akin to that.

But we also, as Ajay always points out, have a range around our numbers to try to account for some of the variability around it. But yes, we didn’t throw out a $35 million number and build $3 million into our budget for this year into what we’re giving you as guidance. Does that help a littlebit, Andrew?

Andrew Nicholas - William Blair - Analyst

Yes, that’s helpful. I guess I think there was a comment about it potentially impacting the start of ‘26 too. Could you touch on just maybe how thathappens? Is it people that would potentially be leaving over the next couple of months and sticking around through the beginning of next year to finish off projects? Or just trying to figure out how much is isolated to ‘25 and if ‘26 can be a rebound year, all else considered.

Steven Gunby - FTI Consulting Inc - President, Chief Executive Officer, Director

Look, it’s too early to say. I think the reason we put that in there is because if people finish up work and then they leave later, then some of the effect wouldn’t be seen in the earlier quarters this year, and it would show up in the beginning of next year. If people leave earlier and it starts hitting right away, then you would be cycling it a year from now. It’s so early days that we don’t know. And therefore, we’re just throwing that in. I think our current belief is that this is moving faster than - more than slower, but we’re trying to reflect some of the uncertainty here. Does that help?

FEBRUARY 20, 2025 / 2:00PM, FCN.N - Q4 2024 FTI Consulting Inc Earnings Call

Andrew Nicholas - William Blair - Analyst

Yes, that’s helpful. And then maybe just taking a step back on overall headcount growth plans in ‘25. There’s a lot of moving pieces here between the Lexecon headwinds. You have recent headcount actions, but you’ve also announced a ton of senior level hiring over the past several months. Is there any way to frame how you’re thinking about headcount growth in ‘25 and maybe some of the puts and takes on how that develops throughout the year?

Steven Gunby - FTI Consulting Inc - President, Chief Executive Officer, Director

Yes, Let me maybe take a crack at that, and then I’ll let Ajay decide whether he’s going to be more quantitative. I’m glad you raised this.

Look, the reason we highlighted some of these headwinds is because they’re significant and they add up to a lot. We are still a company that is focused on growth, and we have a right to be focused on growth. Even in our e-com practice, which is having a setback, we have a fabulous group of people in EMEA. We have a fabulous group staying in this subsegment in the US We have a great group based out of Chicago. I mean - so we have lots of growth opportunities.

So I suspect we will hire many more senior people than we will lose this year. We’ve had dislocations at different points in the time. I can’t remember a time in recent years that we haven’t hired some years, it’s many more senior people than we’ve lost a few years it’s closer. So we do anticipate headcount growth even with some departures.

I think for many of our businesses, a lot of that comes in the second half of the year just because of the natural hiring cycles. And I don’t know whether we get more detail than that. But we have not turned into a - and notwithstanding the disciplined actions we took or Compass down, we were expecting growth in headcount. Does that - and because we are a growth company, even if you have setbacks, it’s painful, but these are setbacks as opposed to fundamentally changing the fundamentals. Does that help, Andrew?

Andrew Nicholas - William Blair - Analyst

Definitely. And maybe if I could just squeeze one more in on the M&A side. I mean it sounds like there were some headwinds on, on some projects falling off in the fourth quarter, but there is some optimism for that to pick up as the year continues. Can you just speak to M&A trends as a whole? And maybe any color on kind of large-scale M&A versus middle market M&A from what you’re seeing in your businesses?

Steven Gunby - FTI Consulting Inc - President, Chief Executive Officer, Director

Look, I think there’s a lot of uncertainty about anything that has to do with potential government policies, right? I think the general thrust is that people expect M&A to pick up. And then the question is, of course, antitrust scrutiny on those. But Ajay, do you want to elaborate on that?

Ajay Sabherwal - FTI Consulting Inc - Chief Financial Officer

And we are seeing some of it is all I would say at this stage.

Steven Gunby - FTI Consulting Inc - President, Chief Executive Officer, Director

Does that help, Andrew?

Andrew Nicholas - William Blair - Analyst

Yes, thank you.

FEBRUARY 20, 2025 / 2:00PM, FCN.N - Q4 2024 FTI Consulting Inc Earnings Call

Operator

Tobey Sommer, Truist.

Tobey Sommer - Truist Securities - Analyst

Thanks. Within the competition practice, is there any particular industry vertical that’s being impacted more than another? Or is it just sort of a subset of people across different industries? And what does - if you could give us your pitch for sort of the network effect of perhaps having the other segments residents in FTI that you would convey to an economist you’re recruiting?

Steven Gunby - FTI Consulting Inc - President, Chief Executive Officer, Director

Okay. There were two different levels of questions. So the first one was, no, I don’t think there’s particular industries. I mean this is - this is driven by an individual, and I think the common thread between the people who he’s been able to recruit his relationship with those individuals, I think, is the main common thread is what I would say.

And let me be clear, we have - though this is a hit, it’s a sign of how strong our Compass Lexecon business is, is that the people who are not leaving are just a fabulous group of people. So I still think we cover, as far as I know right now, industries and we have the leading IO - I think Carl is the leading IO economist in the world or at least in the US and Jargen and his colleagues in Europe and so forth. So this is a hit. It’s a hit a slice that’s been taken out, and I think the common theme is some personal connections.

Look, I think the reason economists join us is a couple of different things. One is just a terrific group of people it has working behind them who can help them become more effective. And we hire PhD students, A-plus PhD students who don’t want to become academics, and they get trained in what is required to do antitrust clearance. And it used to be that the academics relied on their graduate students. And as having had a son who is a graduate student, I love my son, but performance can be variable. Once you get them in and you train them, they become incredibly effective.

The other thing that Compass Lexecon has distinguished itself on is really having rigorous academics who - these are folks who - the origins of this are people who are scholars who really dove deep into figuring out what’s really going on and therefore, wrote insightful pieces. And many of them originally weren’t so good testifiers because they knew how to explain it in math symbols that didn’t actually work for judges and juries, and they had to learn how to talk to a jury. But these were rigorous scholars who brought that discipline and insight to complex problems. And that’s the origins of Compass Lexecon. And that’s why we recruit people.

And so Dan Pichel has historically not recently been focused on the competition in the US Dan, because of these developments over the last few weeks has started to recruit people in this area. And we have - I think we signed up in the last month, five academic affiliates, maybe only a few of them Mollie has been mentioning - waving at me, only a few of them are on the website. But terrific academics respect the rigor and discipline and integrity of Compass Lexecon. And so when we approach the right people, Dan does, we get receptive audiences. Does that help, Tobey?

Tobey Sommer - Truist Securities - Analyst

Thank you. It does. And I was curious if you could comment on the puts and takes of the administration change on various end markets. I know it’s a fluid situation and it’s early days, but maybe you have some observations already you could share with us.

Steven Gunby - FTI Consulting Inc - President, Chief Executive Officer, Director

I think if we have another four hours, we could go through that, and you still probably wouldn’t know for sure at the end of the four hours is myproblem, Tobey. Obviously, we’re looking at it hard.

FEBRUARY 20, 2025 / 2:00PM, FCN.N - Q4 2024 FTI Consulting Inc Earnings Call

Look, I think over any extended period of time, my experience is people over - use my wife’s mid and best term, peg out about administration changes. if you have the right set of people, there is a need and you have to shift with the market, but it doesn’t affect any multiyear growth thing.

Can a near-term regulation change affect a subpart of our business significantly in the near time? It can be. And so you monitor those things and you have to figure out how you shift resources and deal with it. And so we’re deep into that. But like most people right now, we’re actually - that’s a third order consequence of regulations when the regulations aren’t yet fully implemented, how deep they are cascading the specifics around them aren’t and there’s changes going on right now. So we’re into it.

But for me to predict exactly how that’s going to be on this call, I think, is premature at this point. It’s a great question, and we are focused on it. And as we have great wisdom on that, I suspect we will share it, but that’s not where we are today. Does that - does that at least talk to your question?

Tobey Sommer - Truist Securities - Analyst

It does. I wanted to ask one model question, if I could. Within the revenue guidance, what sort of assumption may there be embedded for headcount growth - billable headcount growth in 2025?

Ajay Sabherwal - FTI Consulting Inc - Chief Financial Officer

Tobey, we do expect headcount growth in 2025, but we have headcount reductions of 360 folks between Q4 and Q1. We are aggressively hiring talented folks as they become available. We have the campus recruitment net and then the Compass Lexecon competition piece you heard about. Net of all that, we do expect reasonable headcount growth.

Tobey Sommer - Truist Securities - Analyst

Thank you, Toby.

Andrew Nicholas - William Blair - Analyst

Thank you.

Operator

James Yaro, Goldman Sachs.

James Yaro - Goldman Sachs - Analyst

Good morning and thanks for taking my questions. last quarter, you talked about a more challenging demand backdrop for consulting services broadly. I think your comments suggested that persists. But we’re three months further in, any high-level comments you could offer on that in terms of which products and geographies you’re seeing that?

And perhaps any additional color you might have on what the drivers are there? And then I guess, finally, any early signs of that improving at all?

FEBRUARY 20, 2025 / 2:00PM, FCN.N - Q4 2024 FTI Consulting Inc Earnings Call

Steven Gunby - FTI Consulting Inc - President, Chief Executive Officer, Director

Yes. Look, I think it’s — as I tried to allude to a little bit on my script, I think it’s a combination of market forces. There have been some idiosyncratic forces like I think our strategy practice happened to have a bunch of jobs roll off, and we haven’t yet got them back, and that’s more idiosyncratic to us. But there are different types of market forces that affected us. Our transactions practices were — and M&A practices were slower in the fourth quarter. We think that was a market force.

There are some economic forces. I mean we’ve expanded a lot in different economies in EMEA. I’d say we’ve expanded our services in the UK And I think most, most professional services firms, all the data I’ve seen has had a slow year in the UK for almost all of their services. So we have some market forces I’m not sure we have some sense that some of these will turn around in this year. I mean I don’t think we think that the M&A market will stay slow, and I think there’s some early signs of green shoots on that.

My sense is that I’ve hesitated to over talk about market forces because my experience is that they do have short-term effects. But if you are the leading firm, you tend to outperform the markets. And so that’s what I like us to focus on. And so I think our leaders believe we’re going to have growth in our businesses, not just because market forces come back, but because we’re doing the right things in their business and because we’re attracting great talent.

So we are not expecting the negative fourth quarter growth to be persisting through this year for — I mean, I think we have solid growth forecast for every one of their businesses, except for the one that’s affected by the Compass dislocations for everyone, notwithstanding what we think the market forces are. And I think that’s reflecting of the power and the confidence we have in our businesses.

So we’re hoping for some market tailwinds in addition. But right now, we’re actually making the solid growth forecast based on what we believe we can do. Does that help, James?

James Yaro - Goldman Sachs - Analyst

Super helpful, Steve. Maybe just on the F&LC business, you talked about a pickup in demand for disputes and investigations. Any additional color you could provide there in terms of what gives you the confidence across product and geography?

Steven Gunby - FTI Consulting Inc - President, Chief Executive Officer, Director

Look, I think we have, over the last few years, just the US, particularly the US team has just come into its own. And we have a great group of leaders in that practice. And the practice always had great talent. I think we have some leaders who are a little more commercial, too, because you can have great people who are focused on doing a good job, but occasionally, you have to tell the clients that you’re doing a good job. And I think as a result, our US practice is — just keeps winning bigger and bigger jobs. And the market sometimes despite ourselves gets to know that even though many of those jobs are actually very confidential.

I think we’ve also got the right places where we’re investing abroad. Some places abroad, we don’t have the breadth of capability, but we have really good people who are more focused investing behind. And so I feel pretty good about that business. Now that is a business that — some would say could be affected by regulatory changes in the US, and we’ll see. But I think what I focus on is the capability of our teams. And I got to tell you, I’ve never been as excited about that business as I am today. Does that help, James?

James Yaro - Goldman Sachs - Analyst

That’s super helpful. Last one, just on econ consulting, just more in the weeds one. Did any of the departures affect the fourth quarter revenue for econ consulting? Or is that all on the come in the 2025 guide?

FEBRUARY 20, 2025 / 2:00PM, FCN.N - Q4 2024 FTI Consulting Inc Earnings Call

Steven Gunby - FTI Consulting Inc - President, Chief Executive Officer, Director

A number of departures affected the fourth quarter and none of them then to my knowledge has happened. They are all first quarter departures.

James Yaro - Goldman Sachs - Analyst

Okay, great. Thanks a lot.

Steven Gunby - FTI Consulting Inc - President, Chief Executive Officer, Director

All right. Listen, thank you all for your support over the time. This is the most muted guidance we’ve ever given. It’s because there’s a ton of headwinds we’re here. None of that challenges the fundamental strength that I think we’ve created in this company, and we look forward to getting back on that track through the year and into next year. But we’ll keep you informed on how we do that. Thanks very much for your time.

Operator

Thanks very much for your time. The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.